                                   Exhibit 2.1

                                DATED 1 July 2003
                                -----------------


                             (1) PERICOM HOLDING PLC
                             -----------------------
                            (2) PERICOM SOFTWARE PLC
                            ------------------------
                             (3) NEOWARE UK LIMITED
                             ----------------------
                             (4) NEOWARE SYSTEMS INC
                             -----------------------
                                  (5) RON CRAGG
                                  -------------









        -----------------------------------------------------------------


                                    AGREEMENT
                                    ---------

                        FOR THE SALE AND PURCHASE OF THE
                        --------------------------------
                           TERMINAL EMULATION SOFTWARE
                           ---------------------------
                        BUSINESS OF PERICOM HOLDINGS PLC
                        --------------------------------
                            AND PERICOM SOFTWARE PLC
                            ------------------------

        -----------------------------------------------------------------



                                     Dechert
                        2 Serjeants' Inn, London EC4Y 1LT
                      Tel: 020 7583 5353 Fax: 020 7353 3683

CONTENTS
--------

1.    DEFINITIONS AND INTERPRETATION...........................................3

2.    SALE AND PURCHASE OF THE BUSINESS........................................9

3.    THE EXCLUDED ITEMS.......................................................9

4.    CONSIDERATION...........................................................10

5.    APPORTIONMENTS AND PREPAYMENTS..........................................10

6.    THE CONTRACTS...........................................................12

7.    EMPLOYEES...............................................................13

8.    ACCOUNTS RECEIVABLE.....................................................15

9.    COMPLETION..............................................................15

10.   WARRANTIES AND INDEMNITY................................................16

11.   BREACH OF WARRANTY......................................................17

12.   LIMITATION OF LIABILITY.................................................18

13.   THE RETENTION...........................................................19

14.   RECORDS.................................................................21

15.   RESTRICTIONS ON THE SELLERS AND RC......................................21

16.   UNDERTAKINGS BY THE SELLERS.............................................22

17.   VALUE ADDED TAX.........................................................24

18.   NATURE OF OBLIGATIONS...................................................25

19.   GUARANTEE...............................................................25

20.   GENERAL.................................................................26

21.   COMMUNICATIONS..........................................................27

22.   PROPER LAW..............................................................28

23.   RIGHTS OF THIRD PARTIES.................................................28

24.   CERTIFICATE OF VALUE....................................................28

25.   STAMP DUTY..............................................................28



Schedule        Description
--------        -----------

1.              Warranties
2.              Property terms
3.              Preparation for the SEC Financial Statements

Appendix        Description
--------        -----------

                1.  Accounts
                2.  Management Accounts
                3.  Business Name Licence
                4.  Contracts
                5.  Employees
                6.  Equipment
                7.  John Stephenson Employment Agreement
                8.  OEM Sales Revenue
                9.  Trade Marks Assignment
                10. Stock
                11. US Assets

Documents in the Agreed Form

Form of Assignment
Property Lease

THIS AGREEMENT is made on 1 July 2003 BETWEEN:-
--------------                        -------

(1) PERICOM HOLDING PLC a company registered in England under No 02492041 whose registered office is at The Priory, Cosgrove, Milton Keynes MK18 7JJ ("PH");

(2)           PERICOM SOFTWARE PLC a company registered in England under No.
              03573837 whose registered office is at The Priory, Cosgrove, Milton Keynes MK19 7JJ ("PS"),

              (together "the Sellers");

(3)           NEOWARE UK LIMITED a company registered in England under No.
              4731237 whose registered office is at Forest House, 3-5 Horndean Road, Bracknell, Berkshire RG12 0XQ ("the Purchaser"); and

(4) NEOWARE SYSTEMS INC a company incorporated under the laws of the state of Delaware, USA, whose principal office is at 400 Feheley Drive, King of Prussia, Pennsylvania, USA ("the Purchaser's Guarantor").

(5)           RON CRAGG of Oakenhurst, Pitch Place, Thursley, Surrey GU8 6QW
              ("RC");

1.            DEFINITIONS AND INTERPRETATION
              ------------------------------
1.1           In this Agreement unless the context otherwise requires:-

              "Accounts" means the audited consolidated balance sheet as at the Balance Sheet Date and the audited consolidated profit and loss account for the year ended on the Balance Sheet Date of PH and its subsidiaries together with the notes and directors' reports (a copy of which is annexed as appendix "1");

              "Accounts Receivable" means those accounts receivable in respect of the Business at the Completion Date other than the Prepayments and the Maintenance Prepayments;

              "Agreed Form" means in a form agreed by and signed by or on behalf of the Seller and the Purchaser;

              "Associate" means any person with whom the Sellers may be connected within the meaning of section 839 of the Taxes Act;

              "Balance Sheet Date" means 31 May 2002;

              "Business" means the terminal emulation software business conducted by PS and/or PH as relevant at the Completion Date; and references to the Business include references to the Sale Assets;

              "business day" means a day on which banks generally are open in the City of London for the transaction of normal banking business;

              "Business Name" means "Pericom Software";

              "Business Name Licence" means the licence given by the Sellers to the Purchaser in the Agreed Form (a copy of which is annexed as appendix 3);

              "Claim" means a claim pursuant to the Warranties;

              "Client Records" means lists of customers and suppliers relating to the Business, and promotional materials, sales publications, catalogues, price lists, personnel files relating to the Employees and other technical materials and sales matter of the Sellers relating exclusively to the Business;

              "Companies Act" means the Companies Act 1985 (as amended or re-enacted by the Companies Act 1989);

              "Completion" means the completion of the sale and purchase of the Sale Assets pursuant to this Agreement;

              "Completion Date" means the date upon which completion of the sale and purchase of the Sale Assets takes place pursuant to this Agreement;

              "Consideration" means the aggregate consideration for the Sale Assets as referred to in clause 4;

              "Contracts" means the contracts listed in appendix "4" which incorporate the Software Licences;

              "Creditors" means the trade creditors of PS in relation to the Business as at the Completion Date;

              "Disclosure Letter" means the letter in the Agreed Form from the Sellers to the Purchaser dated as at the date of this Agreement;

              "Effective Date" means 1 April 2003;

              "Employees" means the persons particulars of whom, with their material terms of employment, are set out in appendix "5" and "Employee" shall mean any one of them;

              "Equipment" means the computers, operating systems, networks, peripherals, furniture, furnishings, fixtures and fittings and other equipment and assets owned by either of the Sellers and used in connection with the Business on the Completion Date wherever it may then be situated as referred to in the inventory annexed as appendix "6";

              "Escrow Account" means an interest bearing US$ deposit account to be opened with National Westminster Bank PLC, 156 Fleet Street, London EC4 in the joint names of the Purchaser's Solicitors and the Sellers' Solicitors, which account shall only be operated on the instructions of the authorised signatories from each firm and in accordance with the terms of this agreement and shall be free from any lien charge encumbrance set off or counterclaim (other than as referred to in clause 13);

              "event" includes any act, omission, transaction or circumstance (including any of such matters provided for under this Agreement);

              "Excluded Items" means the items specified in clause 3;

              "Further Management Accounts" means the management accounts of the Business for the period 1 June 2003 to 30 June 2003 prepared in a manner consistent with the Management Accounts;

              "Goodwill" means the goodwill of the Business including the non-exclusive right to use the Business Name in accordance with the Business Name Licence and to carry on the Business in succession to the Sellers;

              "Intellectual Property Rights" means all intellectual property rights, in any jurisdiction, including without limitation: (i) patents, patent applicators, continuations in part, divisionals (including supplementary protection certificates), inventors' certificates and invention disclosures; (ii) inventions, discoveries and improvements, whether or not patentable; (iii) trade marks, service marks, business, brand or trade names, get-up, trade dress, certification marks, other indications of origin and domain names; (iv) registered designs, utility models, design rights, mask works and topography rights; (v) non-public information, ideas trade secrets and other proprietary or confidential information, know-how and rights to limit the use or disclosure of the foregoing by any person, (vi) copyrights and copyrightable works; (vii) computer software and databases and related documentation, whether or not protected under patents or copyrights; database rights (viii) any claims, causes of action or defences arising out of or relating to any infringement or misappropriation or enforcement of or by any of the foregoing and
              (ix) all other intellectual property and neighbouring rights and rights of a similar or corresponding character in any part of the world (whether or not the same are registered or capable of registration), including in each case all registrations of, applications and rights to apply for or for the protection of, and renewals and extensions of and, for the purpose of any Intellectual Property Rights subsisting in the United States, the goodwill associated with any of the foregoing;

              "John Stephenson Employment Agreement" means the agreement entered into between the Purchaser and John Stephenson as set out in appendix 7;

              "Maintenance Prepayments" means the prepayments and payments in advance made to and received by the Sellers in respect of the Contracts specified in appendix 4 that are for the supply by either of the Sellers of software maintenance in relation to the Business and which are attributable to the period after the Completion Date;

              "Management Accounts" means the management accounts of the Business for the period from the Balance Sheet Date to 31 May 2003 (and for the purposes of identification only, copies of the Management Accounts have been signed by and on behalf of the parties to this Agreement and are annexed as appendix 2);

              "OEM Sales Revenue" means the royalties due from the Effective Date to the Completion Date under the Contracts listed at appendix 8;

              "Outstanding Claims" means the aggregate of all Claims in respect of which at any particular time the liability of Sellers shall not have been finally determined or agreed between the parties;

              "Prepayments" means the prepayments and payments in advance made to and received by the Sellers in respect of the Business (other than the Maintenance Prepayments);

              "Property Lease" means the lease in the Agreed Form and between(1) Pericom Holding PLC and (2) Neoware UK Limited in relation to The Stables, Cosgrove, Milton Keynes, Buckinghamshire;

              "Purchaser's Group" means the Purchaser and any undertaking which shall be its parent undertaking and any undertaking which shall be a subsidiary undertaking of the Purchaser or any such parent undertaking for the time being and any of them;

              "Purchaser's Solicitors" means Dechert of 2 Serjeants' Inn, London EC4Y 1LT in relation to the laws of England and Wales and McCausland, Keen & Buckman of Radnor Court, Suite 160, 259 N. Radnor-Chester Road, Radnor, Pennsylvania 19087 in relation to the laws of the State of Delaware and the federal laws of the United States;

              "Records" means all accounting and other records, accounts, PAYE and National Insurance records and other information documents and papers of the Sellers relating to the Business other than the Client Records;

              "Release Date" means the first business day following a period of twelve months immediately after Completion or any later date permitted by clause 13;

              "Residual Rights" means all rights of action and claims owned by or accruing to the Sellers (whether express or implied) and held exclusively in relation to the Business on the Completion Date which shall have been used, enjoyed or exercised (or intended to have been used, enjoyed or exercised) in connection with the Business so far as they shall be capable of assignment other than any rights of action included in the other Sale Assets; including in particular first all such rights which the Sellers may have in connection with guarantees, warranties and representations given by any third party concerning goods and services supplied to the Sellers in relation to the Business and secondly the benefit of any insurance or insurance claim attributable to any event occurring prior to the Completion Date insofar as they shall relate to the other Sale Assets or the liabilities which the Purchaser shall assume under this Agreement;

              "Residual Tangible Assets" means all physical assets of whatsoever nature owned by the Sellers and used exclusively in relation to the Business at the Completion Date apart from the other Sale Assets;

              "Retention" means the sum of US$1,000,000 to be paid into the Escrow Account and to be dealt with in accordance with clause 13 or (as the case may be) the balance of such sum from time to time retained pursuant to clause 13;

              "Revenue" means all fiscal authorities (national or local) whether of the United Kingdom or elsewhere;

              "Sale Assets" means the assets referred to in clause 2.1;

              "SEC Audited Financial Statements" means the audited balance sheets relating to the Business as at 31 May 2002 and 31 May 2003 and the statements of income and changes in financial position for the fiscal years ended 31 May 2002 and 31 May 2003 relating to the Business prepared on the basis of the document entitled Preparation for the SEC Financial Statements at Schedule 3 and so far as is practicable in compliance with section 226 Companies Act;

              "Security Interest" means a lien, claim, pledge, mortgage, encumbrance, imposition or restriction;

              "Sellers' Group" means PH and PS and any undertaking which shall be a parent undertaking of either of them and any undertaking which shall be a subsidiary undertaking of either of them or any such parent undertaking for the time being and any of them;

              "Sellers' Intellectual Property Rights" means the Intellectual Property Rights (including, without limit, such rights in the Software but excluding such rights in the Business Name) which are owned by the Sellers and used exclusively in relation to the Business;

              "Sellers' Solicitors" means Lester Aldridge Solicitors of Alleyn House, Carlton Crescent, Southampton, Hampshire SO15 2EU;

              "Software" shall have the meaning given to that expression in paragraph 4.6 of the first schedule;

              "Software Licences" shall have the meaning given to that expression in paragraph 4.6 of the first schedule;

              "Stock" means all stock wherever situated belonging to the Sellers and held as trading stock of the Business at the Completion Date as set out in the inventory at appendix 10;

              "Taxation" means all forms of taxation, duties (including stamp duty), levies, imposts, charges, withholdings, national insurance and other contributions, rates and PAYE liabilities (including any related or incidental penalty, fine, interest or surcharge) whenever created or imposed and whether of the United Kingdom or elsewhere;

              "Taxes Act" means the Income and Corporation Taxes Act 1988;

              "Thin Client Products" includes Software Thin Client Products and Hardware Thin Client Products. "Software Thin Client Products" means software terminal emulation products and other software products that incorporate the ICA and RDP protocols which allow applications to be run from a server. "Hardware Thin Client Products" means hardware devices that incorporate embedded software whose purpose is to access or display server based applications via a) Citrix, b) Microsoft's RDP protocols or c) other mainframe, midrange or unix systems via terminal emulation software. For the avoidance of doubt Hardware Thin Client Products are not PCs (personal computers) or other general purpose devices that include hard disks or other removable media, or onto which general purpose software may be installed or loaded. For purposes of this Agreement, Thin Client Products shall also include any Thin Client Products marketed presently or in the future by the Purchaser provided that the Purchaser offers the Sellers a license to distribute the Purchaser's Group's products under most favourable terms offered to similar customers under similar terms and conditions and similar volumes;

              "Third Party Software" shall have the meaning given to that expression in paragraph 4.6 of the first schedule;

              "Trade Marks Assignment" means the trade marks assignment given by the Sellers to the Purchaser in the Agreed Form, a copy of which is annexed as appendix 9;

              "US $" or "$" means United States dollars, the lawful currency of the United States of America;

              "US Assets" means the assets listed in appendix 11;

              "VAT" shall have the meaning given to it by clause 17;

              "Warranties" means the warranties and undertakings on the part of the Sellers contained or referred to in clause 10 and the first schedule;

              "Warrantor" means the Sellers;

              "Work in Progress" means the work in progress of the Business, (which for the avoidance of doubt shall include entitlement to the OEM Sales Revenue);


1.2           In this Agreement unless the context otherwise requires:-

1.2.1 any reference to a clause, schedule or appendix (other than to a schedule to a statutory provision) is a reference to a clause of or schedule or appendix to this Agreement; and the schedules and appendixes form part of and are deemed to be incorporated in this Agreement;

1.2.2 any reference to a statute or statutory provision includes a reference to that provision as amended, re-enacted or replaced and any regulations or orders made under such provisions from time to time whether before or after the date of this Agreement and any former statutory provision replaced (with or without modification) by the provision referred to;

1.2.3 any reference to persons includes a reference to firms, corporations or unincorporated associations;

1.2.4 any reference to the singular includes a reference to the plural and vice versa; and any reference to the masculine includes a reference to the feminine and vice versa;

1.2.5 a reference to an SSAP is a reference to a Statement of Standard Accounting Practice which has been adopted as an accounting standard by the Accounting Standards Board Limited;

1.2.6 words and expressions defined in the Companies Act bear the same respective meanings.

1.3 Headings and titles are used for ease of reference only and do not affect the interpretation of this Agreement.

1.4 If any statement is qualified by the expression "to the best of the Sellers' knowledge information and belief" or "so far as the Sellers are aware" or any similar expression, that expression shall be deemed to mean the knowledge of Ron Cragg, Chris Baker and John Stephenson

2.            SALE AND PURCHASE OF THE BUSINESS
              ---------------------------------
2.1 The Sellers shall sell and the Purchaser shall purchase the following assets so as to transfer the Business as a going concern with effect from the Completion Date:-

2.1.1         the Goodwill;

2.1.2         the Equipment;

2.1.3         the benefit of the Contracts in accordance with clause 6;

2.1.4         the Work in Progress;

2.1.5         the Client Records;

2.1.6         the Residual Tangible Assets;

2.1.7         the Stock;

2.1.8         the Seller's Intellectual Property Rights;

2.1.9         the Residual Rights; and

2.1.10        the US Assets.

2.2 The Sale Assets shall be sold subject to the provisions of this Agreement by the Sellers and in the case of the US Assets and the benefit of the Contracts to which Pericom Software Inc is a party, the Sellers shall procure the sale of such assets and the transfer of the benefit of such Contracts to the Purchaser by Pericom Software Inc. with full title guarantee free from all charges, liens, options, encumbrances or claims or other third party rights and the Purchaser shall purchase them in reliance on the Warranties and the other obligations and undertakings of the Sellers under this Agreement.

2.3 The Sellers shall grant and the Purchaser shall accept the Property Lease in accordance with the Second Schedule.

3.            THE EXCLUDED ITEMS
              ------------------
              The following assets and liabilities shall be expressly excluded from this sale and purchase:-

3.1 save as otherwise provided in this Agreement, cash at bank and in hand and any amounts or other takings received by the Business prior to the Completion Date but which have not been credited to the Seller's bank account;

3.2 any amounts payable to, repayable by or recoverable from the Inland Revenue, HM Customs and Excise or the Department of Social Security or any other governmental authority attributable to a period ending on or before the Completion Date;

3.3 the statutory books of the Seller and any other records which the Seller shall be bound to retain pursuant to any statutory provision (save that insofar as such excluded books and records shall relate to the Business and be reasonably required by the Purchaser, the Purchaser shall have the right to examine the same at all reasonable times and to make copies thereof and take extracts therefrom);

3.4           the Accounts Receivable; and

3.5 any liabilities relating to the Business which are not expressly assumed by the Purchaser under this Agreement.

4.            CONSIDERATION
              -------------
4.1 The Consideration for the Sale Assets shall be made up as follows:-

4.1.1         the Equipment: $40,000;

4.1.2         the US Assets: $1,000;

4.1.3         the benefit of the Contracts $1;

4.1.4         the Work in Progress: $1;

4.1.5         the Client Records: $1.

4.1.6         the Residual Tangible Assets: $1;

4.1.7         the Stock: $1;

4.1.8         the Residual Rights: $1;

4.1.9 and the remainder of the consideration shall be apportioned to the Sellers' Intellectual Property Rights and Goodwill;

4.2 The Consideration shall be satisfied by the payment of the sum of $9,750,000, in cash payable in accordance with clause 4.3 below.

4.3 Provided that the requirements of clause 9.3 have been satisfied in full the Consideration shall be paid as follows:-

4.3.1         $8,750,000 shall be paid at Completion; and

4.3.2 the balance of $1,000,000 (or such lesser amount as provided for pursuant to clause 13) shall be paid in accordance with the provisions of clause 13;

5.            APPORTIONMENTS AND PREPAYMENTS.
              -------------------------------
5.1 Subject to the other provisions of this Agreement, all profits and receipts of the Business and all losses, liabilities, obligations and outgoings in respect of the Business up to the Completion Date belong to and must be paid and discharged by the Sellers. Accordingly the Sellers will jointly and severally indemnify the Purchaser and any other member of the Purchaser's Group from and against:

5.1.1 all losses, liabilities, obligations and outgoings of the Business to the extent that they are referable to the period up to the Completion Date; and

5.1.2 all costs, claims, proceedings, damages and expenses in connection with them except to the extent that they arise as a result of any act or omission of the Purchaser.

5.2 Subject to the other provisions of this Agreement, all profits and receipts of the Business and all losses, liabilities, obligations and outgoings of the Business (to the extent that they are transferred to the Purchaser under this Agreement and relate to, or otherwise arise during, the period after the Completion Date) belong to and must be paid and discharged by the Purchaser. Accordingly, the Purchaser will indemnify the Sellers and any member of the Seller's Group from and against:

5.2.1 all losses, liabilities, obligations and outgoings of the Business to the extent that they are transferred to the Purchaser under this Agreement and to the extent that they are referable to the period after the Completion Date; and

5.2.2 all costs, claims, proceedings, damages and expenses in connection with them except to the extent that they arise as a result of an act or omission of the Sellers.

5.3           The Sellers will procure the preparation of:

5.3.1         a draft statement showing the Maintenance Prepayments; and

5.3.2 a draft statement showing the net amount (if any) payable by or to the Seller under clauses 5.1and 5.2 (which for the avoidance of doubt shall take into account the Prepayments (but not the Maintenance Prepayments) and all salaries and other emoluments including holiday pay, tax and national insurance payments and contributions to retirement benefit schemes relating to the Employees) ("the Apportionments"),


              (together, the "Additional Sums")

              and will deliver each of these statements to the Purchaser within 28 days of the Completion Date.

5.4 If the Purchaser disputes the amount of the Additional Sums, it shall notify the Sellers in writing within 15 business days after receipt of the statements in respect of the Additional Sums that the Purchaser disputes the Additional Sums; such notice shall specify in reasonable detail the nature of the dispute;

5.5 During the 15 business day period following the receipt of such notice disputing the Additional Sums, the Sellers and the Purchaser shall attempt to resolve such dispute and to determine the accuracy of the Additional Sums.

5.6 If, within such 15 business day period, the Sellers and the Purchaser shall fail to resolve all of their disputes in relation to the Additional Sums, any unresolved disputes shall be referred immediately to an independent accounting firm that is mutually acceptable to the Purchaser and the Sellers (the "Accounting Firm"). The Accounting Firm shall accept such documentary and oral evidence from the parties as it shall reasonably determine and, in any event, shall render a final determination in writing as to the appropriate amount of the Additional Sums within thirty (30) days after referral of any disputes, and both the Seller and the Purchaser shall be bound by the final determination of the Accounting Firm and shall have no right of objection or appeal thereto. The fees and expenses of the Accounting Firm in acting pursuant to this clause 5.6 shall be paid one-half by the Sellers and one-half by the Purchaser, except that if, with respect to any dispute relative to the Additional Sums that in the judgment of the Accounting Firm, one party has adopted a position or positions with respect to the calculations of the Additional Sums that is frivolous or clearly without merit, the Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party, up to and including all of such fees and expenses.

5.7 The Additional Sums if agreed to by the Purchaser as presented, or as determined pursuant to any agreement of the parties, or pursuant to the final determination of the Accounting Firm shall be payable;

5.7.1 in the case of the Apportionments by or to the Sellers as relevant on the thirtieth (30th) day following the Completion Date (or the next following business day if this day is not a business day) or within five business days of the agreement or final determination of the Additional Sums whichever is the later; and

5.7.2 in the case of the Maintenance Prepayments by the Sellers (less the sum of $96,000 which the Sellers shall be entitled to retain for their benefit) on the ninetieth (90th) day following the Completion Date (or the next following business day if this is not a business day) or within five days of the agreement or final determination of the Additional Sums whichever is the later.

6.            THE CONTRACTS
              -------------
6.1 The benefit of the Contracts shall be assigned by the Sellers to the Purchaser and the Purchaser shall perform and fulfill all the Sellers' obligations under the Contracts to the extent that those obligations shall have been disclosed in the Disclosure Letter and be due for performance with effect from the Completion Date and shall indemnify the Sellers from and against any actions, proceedings, claims, damages, demands, liabilities and costs and expenses (such costs and expenses only where reasonably and properly incurred) in respect of these obligations.

6.2 The Sellers will join with the Purchaser in sending out a notice of assignment and/or novation in the Agreed Form to such of the other parties to the Contracts as the Purchaser may so request.

6.3 To the extent that the benefit or burden of any of the Contracts cannot be assigned and/or novated to the Purchaser without the consent of any third party, the Purchaser shall use its reasonable endeavours, and by giving written notice to the Sellers may require the Sellers to also use their reasonable endeavours, to obtain that consent as soon as shall be practicable provided that the Purchaser shall reimburse the Sellers in respect of all costs reasonably and properly incurred in connection therewith.

6.4 Until the whole of the benefit and burden of each Contract shall have been assigned or novated to the Purchaser:-

6.4.1 the Seller shall hold the benefit of that Contract in trust for the Purchaser, exercise its rights as the Purchaser may reasonably direct or approve (and not otherwise), account to the Purchaser for any sums (or other benefits) which shall arise under it and (to the extent permitted by that Contract) be deemed to have granted the Purchaser a licence, free of charge, to exercise all of the Sellers' rights under that Contract;

6.4.2 the Purchaser shall perform and discharge all the Sellers' liabilities and obligations arising after the Completion Date (and not based on events occurring on or prior to the Completion Date which shall remain the liability of the Sellers) as the agent or sub-contractor of the Sellers except to the extent that it shall be a breach of that Contract for the Purchaser to do so, in which case sub-clause 6.4.3 shall apply;

6.4.3 where this sub-clause applies, the Sellers shall continue to be responsible to the third party to perform and discharge the relevant Contract, but in doing so the Sellers shall act only in accordance with the Purchaser's reasonable directions and the Purchaser shall provide the Sellers with all the facilities and assistance which it shall be reasonably able to provide to enable the Sellers to perform and discharge the relevant Contract but only with respect to liabilities and obligations arising after the Completion Date (and not based on events occurring on or prior to the Completion Date which shall remain the liability of the Sellers); and

6.4.4 the Purchaser shall reimburse any costs and expenses which the Sellers shall incur and indemnify the Sellers against all actions claims costs damages demands expenses and losses made against or incurred by the Sellers in connection with the Contracts by reference to any event arising on or after the Completion Date.

6.5 Nothing in this clause shall make the Purchaser liable for any act, neglect, default or omission in respect of any Contract prior to the Completion Date; and the Sellers shall indemnify the Purchaser against all actions, proceedings, claims, demands, liabilities, and costs and expenses (such costs and expenses only where reasonably and properly incurred) which the Purchaser may incur in connection with the Contracts by reference to any event arising prior to the Completion Date.

6.6 From and after the Completion Date until the whole of the benefit and burden of each Contract shall have been assigned or novated to the Purchaser, the Sellers shall not terminate or amend any of the Contracts without the Purchaser's written consent.

7.            EMPLOYEES
              ---------
7.1 The Seller and the Purchaser agree and acknowledge that the contracts of employment of each of the Employees shall not be terminated as a result of this sale and purchase, but shall continue to have effect as if originally made between each such Employee and the Purchaser on the basis that the parties agree that the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) ("the Transfer Regulations") shall apply to the transfer of the Business under this Agreement.

7.2 The Sellers shall jointly and severally indemnify and keep indemnified the Purchaser against all losses, costs, liabilities and expenses arising out of or in connection with:

7.2.1 any claim by an Employee (and any person other than an Employee who transfers to the Purchaser by operation of law and whose employment the Purchaser decides not to terminate pursuant to clause 7.3) against the Seller or the Purchaser or both of them (whether in contract or in tort or in statute) for any remedy including, without limitation, for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages, a protective award or under the National Minimum Wage Act 1998 or the Working Time Regulations 1998, or for breach of a statutory duty (other than any failure or alleged failure to comply with any information or consultation obligations pursuant to the Transfer Regulations) or of any other nature as a result of anything done or omitted to be done (whether by any member of the Seller Group or otherwise) in relation to the Employee's employment prior to Completion

7.2.2 all claims which are made or asserted by Ron Cragg and/or John Stephenson against the Sellers or the Purchaser or any of them in relation to any matter (whether related to their employment, directorships or other engagements or the termination thereof) arising in respect of any act or omission (whether by any member of the Seller Group or otherwise) occurring prior to Completion including for the avoidance of doubt the non-payment of any pension contributions for the benefit of John Stephenson which relate to the period prior to the Completion Date;

7.2.3 any person whose resignation from office or relinquishment of rights the Seller may be obliged to procure in order to comply with this agreement by reason of the resignation or removal from office or termination of employment of such person and against all costs incurred by it which are incidental to any such claim.

7.3 The Seller warrants to the Purchaser that the Employees are the only persons employed in the Business at Completion but if nevertheless by operation of law the contract of employment of any person other than the Employees shall be transferred to the Purchaser the Seller shall indemnify the Purchaser against all losses, costs, liabilities and expenses arising out of or in connection with any claim or liability including, without limitation, any claim for redundancy, unfair dismissal, wrongful dismissal, breach of contract, unlawful discrimination, personal injury, failure to inform or consult under the Transfer Regulations or otherwise or otherwise in respect of any such (including the cost of salary and all benefits and national insurance contributions payable to or in respect of any such person which the Purchaser shall incur in relation to such person) if the Purchaser shall terminate the contract of employment of such person as soon as reasonably practicable after becoming aware of such transfer of employment (or such person terminates such contract of employment).

7.4 The Purchaser shall indemnify and keep indemnified the Seller against all losses, costs, liabilities and expenses arising out of or in connection with: any act or omission of the Purchaser in relation to any claim by an Employee in respect of any act or omission in relation to that Employee's employment after Completion or in respect of any claim by any Employer in respect of any failure or alleged failure to comply with any information or consultation obligations pursuant to the Transfer Regulations. For the purpose of this clause 7.4 only, reference to an Employee shall be deemed to include any person who transfers to the Purchaser by operation of law and whose employment the Purchaser decides not to terminate and who does not terminate their contract of employment as a result of the transfer of their employment to the Purchaser pursuant to clause 7.3.

8.            ACCOUNTS RECEIVABLE
              -------------------
8.1           The Purchaser will not acquire the Accounts Receivable.

8.2 the Sellers are solely responsible for the collection of any of the remaining Accounts Receivable and in so doing where the debtor is a continuing customer or debtor of the Purchaser, the Sellers will consult with and pay due consideration to the views of the Purchaser as to the collection process and will give the Purchaser not less than 21 days' notice of its intention to commence proceedings.

8.3 If the Purchaser or any member of the Purchaser's Group receives any money that is referable or appropriated to a particular Accounts Receivable, the Purchaser, or as the case may be the relevant member of the Purchaser's Group, will hold such money in trust for PS and shall pay the money to PS within five business days of receipt, together with appropriate evidence to enable PS to identify against which Accounts Receivable the payment has been made. In the case of any payment received by the Sellers in relation to the Purchaser's Group's business, the Sellers hereby undertake to pay such money to the Purchaser on the same basis.

8.4 The Purchaser does not assume any liability in respect of Creditors.

9.            COMPLETION
              ----------
9.1 Completion shall take place at the offices of the Purchaser's Solicitors or at such other place as the parties shall agree immediately after the exchange of this Agreement when the parties shall comply with their respective obligations as set out in this clause.

9.2 The Sellers shall place the Purchaser (or procure that the Purchaser is placed) in effective possession and control of the Business and the Sale Assets and deliver (or shall procure that there shall be delivered) to the Purchaser:-

9.2.1 those Sale Assets which shall be capable of being transferred by delivery (including on suitable media (so far as has been procured by the Sellers) up to date and accurate copies of the Third Party Software in object code form up to date and accurate copies of the Source Codes and object codes of the Software); and delivery shall be deemed to take place at the premises where they shall be used or stored;

9.2.2 such duly executed assignments, conveyances or transfers as shall be required to vest in the Purchaser (or its nominee) the benefit and title to those Sale Assets which shall not be capable of being transferred by delivery;

9.2.3 all documents and/or deeds of title that relate exclusively to the Sale Assets that are in the possession or under the control of the Sellers' Group:

9.2.4 such evidence as the Purchaser may reasonably require of the consent of any other third party to the assignment, transfer and sale of any of the Sale Assets;

9.2.5 VAT invoices for any of the Sale Assets on which VAT shall be payable;

9.2.6         the Client Records;

9.2.7 if required by the Purchaser, evidence to the satisfaction of the Purchaser that any person executing this Agreement or any document to be executed pursuant to it has authority to do so.

9.3 The Sellers shall procure that the following are made available to the Purchaser immediately prior to Completion:

9.3.1         the John Stephenson Employment Agreement duly executed by John
              Stephenson;

9.3.2         the Business Name Licence; and

9.3.3         the Trade Marks Assignment.

9.4 Subject to the conclusion of the matters referred to in clause 2 and the previous provisions of this clause 9, the Purchaser shall procure that:-

9.4.1 the amount referred to in clause 4.3.1 is paid by electronic funds transfer to the Sellers' Solicitors bank account at National Westminster Bank PLC, 5 Old Christchurch Road, Bournemouth, Dorset BH1 1DU, sort code 56-00-35, account number 3643034; and

9.4.2 the Retention is paid by electronic funds transfer to the Escrow Account in accordance with clause 4.3.2.

9.4.3 there are delivered to the Sellers' Solicitors a counterpart of the John Stephenson Employment Agreement duly executed.

9.5 The Sellers confirm that the Sellers' Solicitors may receive (and give a good receipt for) the Consideration (and all documents expressed to be delivered to them at Completion) as agent for the Sellers.

10.           WARRANTIES AND INDEMNITY
              ------------------------
10.1 The Sellers jointly and severally warrant to and undertake with the Purchaser that, save only as and to the extent fairly disclosed to the Purchaser in this Agreement or in the Disclosure Letter, each of the Warranties:-

10.1.1        is now true and accurate; and

10.1.2 is not to be affected or limited by any previous or other disclosures, express or implied, to the Purchaser, its officers, representatives or professional advisers.

10.2 Each of the parties acknowledge that in entering into this Agreement it has not relied on any representation, warranty, agreement or statement not set out or referred to in this Agreement and that (in the absence of fraud) it will not have any right or remedy arising out of that representation, warranty, agreement or statement.

10.3 Each of the Warranties, covenants, indemnities and undertakings set out in this Agreement is separate and independent.

10.4 The Purchaser warrants to the Sellers that so far as Mike Kantrowitz is actually aware as of the date of this Agreement there is not any matter or circumstance that he knows will give rise to a Claim;

11.           BREACH OF WARRANTY
              ------------------
              Without restricting the rights or the ability of the Purchaser to claim damages on any basis, if it shall be found that any matter which is the subject of any of the Warranties referred to in parts 1, 2, 3, 4, 5, 6, 9 and 10 of the first schedule is not as warranted or undertaken then if the Purchaser so elect by notice in writing to the Sellers, the Sellers shall pay to the Purchaser:-

11.1 a sum equal to the amount by which the value (or amount) at Completion of any of the Sale Assets or any Relevant Liability (computed for this purpose on the basis that full provision was made of the facts and circumstances in relation to which such breach arose) was less or, in the case of a Relevant Liability, greater than the value (or amount) at Completion of such Sale Asset or Relevant Liability (computed for this purpose on the assumption that the facts and circumstances had been such as to involve no such breach); or

11.2 a sum equal to the amount by which the value of the Business incorporating the Sale Assets shall be less than it would have been if such Warranty had been true and accurate; and, in either case

11.3 all costs and expenses (including legal fees) incurred on a proper and reasonable basis incurred by the Purchaser as a result of such breach, together with such other amounts as shall be required to compensate them for any other loss or damage which they shall have suffered, as a result of such breach (but not overriding a Court's discretion to determine certain losses to be too remote).

              and for this purpose a "Relevant Liability" shall mean a liability which the Purchaser shall have agreed to incur or assume pursuant to this Agreement and any other liability relating to the Business which the Purchaser would not have incurred had the Warranty in question been true and accurate.

12.           LIMITATION OF LIABILITY
              -----------------------
12.1 The following provisions of this clause 12 shall operate to limit the liability of the Sellers under this Agreement and references to "breach", "Claim" and "liability" (and any similar expression) shall, unless the context otherwise requires, be references to a breach of or a claim or liability arising under the Warranties notwithstanding any other provisions contained in this Agreement.

12.2 No Claim shall be made unless the Sellers shall have been given written notice of that Claim specifying in reasonable details the matter giving rise to the Claim, the nature of the Claim and the amount claimed in respect thereof in US$ by or on behalf of the Purchaser prior to the date that is 24 months after the Completion Date (in the case of a liability relating to a matter other than Taxation) or the seventh anniversary of the Completion Date (in the case of a liability relating to Taxation) other than such a liability which shall arise from fraud in which case there shall be no limitation.

12.3 Any Claim made in accordance with clause 12.2 (if not previously settled, satisfied or withdrawn) shall not be enforceable unless legal proceedings in respect of it have been issued and served on the Sellers within 12 months of the date of the relevant notice under clause 12.2 save in respect of contingent liabilities which shall be treated according to clause 12.4.

12.4 In respect of contingent liabilities, the obligation of the Purchaser to issue and serve legal proceedings on the Sellers within 12 months under clause 12.3 above in respect of any claim shall only crystallise when such contingent liabilities have crystallised into actual liabilities save that the Sellers shall have no liability in relation to any contingent liabilities unless legal proceedings have been issued and served on the Sellers in relation to such contingent liabilities no later than 4 years from the date of this Agreement, save in relation to any Claims in respect of Taxation.

12.5 The aggregate amount of the liabilities of the Sellers for all Claims or any other claims under this Agreement shall not exceed the Consideration save in the event of fraud.

12.6 The amount of any successful Claim or any other claims under this Agreement against the Seller shall be deemed to constitute a reduction in the Consideration.

12.7 The Purchaser shall not make any Claims against the Warrantor unless the Claim is material and the aggregate amount of such Claims shall (after taking into account any material Claims already made) exceed US $50,000 whereupon the Warrantor shall be liable for the full amount of such material Claim and not merely the excess. For the purpose of this clause, a Claim is "material" if it exceeds US $5,000.

12.8 The Warrantor shall not be liable under the Warranties to the extent that the fact, matter, event or circumstance giving rise to the Claim was fairly disclosed in the Disclosure Letter;

12.9          The Warrantor shall not be liable to the extent that:

12.9.1 a Claim arises or is increased wholly or partly from an act or omission occurring after the date hereof of the Purchaser or any of its directors, other officers, employees or agents;

12.9.2 a Claim arises or is increased as a result of any increase in rates of Taxation since the Completion Date; or

12.9.3 a Claim arises or is increased as a result of the passing or coming into force of or any change in any enactment, law, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including but not limited to extra-statutory concessions of the Inland Revenue) after the Completion Date whether or not having retrospective effect; or

12.9.4 a Claim arises or is increased by any change in the accounting principles or practices of the Purchaser after the Completion Date; or

12.9.5 the matter giving rise to the Claim is remediable unless within 14 days of the Purchaser having become aware of such matter the Purchaser has given written notice to the Sellers and such matter has not been remedied to the reasonable satisfaction of the Purchaser within 20 days of the service of such notice; or

12.9.6 an allowance, provision or reserve is made in the Accounts or the Management Accounts against the matter giving rise to the Claim; or

12.9.7 the Claim is in respect of a contingent liability, unless and until such contingent liability becomes an actual liability; or

12.9.8 the Claim would not have arisen but for any act or omission provided for under the terms of this Agreement.

12.10 If the Sellers have paid the Purchaser any sum in respect of a Claim and any member of the Purchaser's Group subsequently recovers money from a third party in respect of the matter giving rise to the Claim, the Purchaser shall procure that there is forthwith paid to the Sellers the amount recovered up to the amount paid by the Sellers less the proper and reasonable costs of such recovery. Where money is recoverable from a third party to which the Sellers would be entitled pursuant to the clause, the Purchaser shall use its reasonable endeavors to recover this money provided that the Purchaser shall be under no obligation to do so if such recovery in the reasonable view of the Purchaser may have a materially detrimental effect on the Business or the Purchaser's Group's business as a whole.

12.11 The Purchaser shall not be entitled to recover damages or obtain reimbursement or restitution more than once in respect of the same Claim.

13.           THE RETENTION
              -------------
              "Retention Claim" means a Claim pursuant to this Agreement which shall be notified to the Sellers by the Purchaser prior to the Release Date and which shall specify (in reasonable detail) the matter giving rise to the Claim, the nature of the Claim and the amount alleged to be due in respect thereof;

              "Outstanding Retention Claims" means the aggregate of all Retention Claims in respect of which at any particular time the liability shall not have been finally determined or agreed between the Purchaser and the Sellers;

              "Retention" means the sum of $1,000,000 to be retained out of the Consideration and to be dealt with in accordance with this clause or (as the case may be) the balance of such sum from time to time retained pursuant to this clause.

13.1 The Retention shall be retained until the Release Date (subject to any earlier release to the Purchaser or the Sellers in accordance with this clause) but if no Retention Claim shall be made by the Purchaser by the Release Date the Retention shall forthwith be paid to the Sellers.

13.2 In the event that the Sellers shall fail to deliver the SEC Audited Financial Statements to the Purchaser within a period of forty five days immediately following Completion in accordance with clause 16.2 the sum of US$200,000 shall immediately be paid to the Purchaser out of the Escrow Account, provided that no such sum shall be payable to the extent that the delay is attributable wholly or mainly to the acts or omissions of the Purchaser or the Purchaser's advisors (excluding bona fide acts or omissions).

13.3 An amount equal to the extent of the Sellers' liability in respect of a particular Retention Claim shall be deducted from the Retention after the extent of that liability shall have been finally determined or agreed between the Purchaser and the Sellers.

13.4 An amount equal to the Retention (that is after deducting any amounts due to the Purchaser pursuant to clauses 13.2 and 13.3) less the Purchaser's reasonable estimate of the Outstanding Retention Claims (which shall be retained in the Escrow Account) shall be paid to the Sellers on the Release Date.

13.5 Any amount which shall continue to be retained after the Release Date pursuant to clause 13.4 shall be dealt with as follows:-

13.5.1 the terms of clause 13.3 shall apply to the extent that the liability in respect of any particular Retention Claims shall be finally determined or agreed between the Purchaser and the Seller from time to time;

13.5.2 within seven days after it shall have been so finally determined or agreed between the Purchaser and the Sellers there is no liability in respect of a particular Retention Claim (or the Purchaser has agreed to withdraw a Retention Claim in whole or in part) there shall be paid to the Sellers the amount retained on account of that Retention Claim (or the relevant part) or (if less) that part of the Retention as shall exceed the Outstanding Retention Claims for the time being.

13.6 A Retention Claim shall be deemed to be finally decided if and when determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the Sellers or the Purchaser (as the case may be) do not or does not appeal within any applicable time limit.

13.7 The amount of the Retention shall not be regarded as imposing any limit on the amount of any proper Claims under this Agreement.

14.           RECORDS
              -------
14.1.1 The Purchaser (and its representatives) shall on giving the Sellers reasonable notice have free access at all reasonable times during the six years after Completion to and shall be entitled to take copies (at its own expense) of the Records as it shall require for taxation and accounting purposes.

14.1.2 The Sellers agree that they will not destroy such of the Records as are required to be kept pursuant to statute until the expiry of the period prescribed by statute.

14.2 The way in which the VAT records relating to the Business are to be dealt with shall be governed by clause 17, and accordingly this clause shall not apply to those records.

15.           RESTRICTIONS ON THE SELLERS AND RC
              ----------------------------------
15.1          In this clause:-


              "directly or indirectly" means (without prejudice to the generality of the expression) either alone or jointly or in partnership with any other person, firm or company or (except as the holder for investment purposes only of securities in any company not exceeding 3 per cent in nominal value of the securities of that class in issue or shares) as the holder of any interest in or as an employee director agent or representative of or consultant to any other person firm or company;

              "Restricted Business" means the business of the development or sale of Thin Client Products;

              "Restriction Period" means the period of five years from Completion for Thin Client Software Products and three years for Thin Client Hardware Products in respect of the Sellers and three years from Completion in respect of Ron Cragg.

15.2 The Sellers and Ron Cragg (in consideration for the Purchaser purchasing the Business from the Sellers, of which RC is a significant shareholder) undertake to the Purchaser that they will not without the prior written consent of the Purchaser directly or indirectly;

15.2.1 at any time during the relevant Restriction Period, be engaged or concerned or interested or participate in or carry on the relevant Restricted Business. In the event the Seller's customer(s) request to purchase a Thin Client Product, the Sellers may sell such competing products only under the following conditions: (a) prior to any such sale the Sellers shall offer to that customer the equivalent product marketed by the Purchaser's Guarantor and (b) sales of such competing products do not in any event exceed (pound)100,000 annually; or

15.2.2 at any time during the relevant Restriction Period, in relation to the relevant Restricted Business, canvass, solicit or entice the custom of or deal with or supply to any person who at the date of this Agreement or at any time during the period of two years prior to the date of this Agreement has been a client or customer of or in the habit of dealing with the Business; or

15.2.3 at any time during the relevant Restriction Period, in relation to a business which may in any way be the same as or similar to the Restricted Business or any business in competition with the Business, offer employment to or employ or offer or conclude any contract for services with any person who at any time during the 12 months before the date of this Agreement shall have been an employee, agent of or consultant to the Business entitled to emoluments (including commission if any) exceeding the annual rate of (pound)20,000; or

15.2.4 at any time during the relevant Restriction Period, knowingly assist any person in carrying on or developing the relevant Restricted Business anywhere in the world but this restriction shall not prevent or restrict the sale of goods which are not Thin Client Products or the supply of services which are not in relation to Thin Client Products; or

15.2.5 at any time during the relevant Restricted Period carry on a business under the name "Pericom Software".

15.3 Any references in clause 15.2 to "a person" shall include any individual, firm or company with whom that person shall be connected and whether or not any person shall be 'connected' with another shall be determined in accordance with section 839 of the Income and Corporation Taxes Act 1988.

15.4 Except so far as may be required by law, and in these circumstances only after prior consultation with the Purchaser, the Sellers and Ron Cragg shall not at any time disclose to any person or use to the detriment of the Purchaser or the Business or the Purchaser's Group any trade secret or other confidential information of a technical nature or otherwise which it holds in relation to the Business other than where such trade secrets or confidential information is already in the public domain otherwise than by virtue of a breach of this clause.

15.5 The Sellers and Ron Cragg acknowledge and agree that each of clauses 15.1, 15.2, 15.3 and 15.4 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

16.           UNDERTAKINGS BY THE SELLERS
              ---------------------------
16.1 The Sellers undertake to the Purchaser that as soon as possible following Completion it will procure:-

16.1.1 the execution of any document which the Purchaser may reasonably require it to have executed so as to vest effectively the beneficial and legal ownership of the Sale Assets in the Purchaser or as it may direct free from all liens, charges, encumbrances and adverse claims and otherwise to give effect to the terms of this agreement;

16.1.2 the assignment to or novation to the Purchaser (if required by the Purchaser) of all leasing or similar agreements relating to assets used exclusively in the Business but not owned by the Sellers at Completion save as otherwise provided for in clause 6; and

16.1.3 the performance of all further acts and things and the execution and delivery of all such further documents as the Purchaser may reasonably require to give effect to this agreement and the transactions contemplated by it and for the purpose of transferring the Business and the Sale Assets to the Purchaser.

              PROVIDED THAT the Purchaser will indemnify the Sellers in respect of all costs and expenses that the Sellers shall reasonably and properly incur in relation to such matters.

16.2 The Sellers undertake to provide to the Purchaser the SEC Audited Financial Statements within the period of forty five days immediately following the Completion Date.

16.3 The Sellers agree with the Purchaser that it will provide the Purchaser with such information as it may reasonably request to enable it to make claims for capital allowances in respect of the Sale Assets.

16.4 The Sellers undertake that within 30 days of Completion they shall provide the Further Management Accounts and shall give the following Warranty:


              "The Further Management Accounts have been prepared by the Sellers (as relevant) with due care and in a manner that is not materially inconsistent with the same accounting policies adopted for the Accounts and do not materially misstate the affairs and profit or loss of the Business as at the date and for the period in respect of which they have been prepared and are not affected by any exceptional or non-recurring items and do not contain any untrue statement of a material fact; but they have not been prepared on a statutory basis nor have they been audited and nor do they address taxation in any form or disposals of a capital nature."

16.5 In respect of the Property Lease, the Sellers confirm that, following Completion they shall provide or procure the provision of internet access and e-mail capability, which costs shall be invoiced to the Purchaser on a monthly basis.

16.6 In respect of the premises currently occupied by Pericom Software Inc in the United States, the Sellers confirm that, following Completion, the Purchaser shall have the right exercisable to occupy under licence all or part of those premises at no cost to the Purchaser other than payment of any outgoings (including all property taxes and costs of water, gas, electricity, telecommunications, and other services) during the term of such occupation for a period of twelve months from the Completion Date. The Purchaser shall give the Sellers 30 days notice of their intention to vacate the premises during the term of occupation.

17.           VALUE ADDED TAX
              ---------------
17.1          In this clause:-

17.1.1        "Commissioners" means the Commissioners of H.M. Customs and
              Excise;

17.1.2 "VAT" means value added tax chargeable under VATA or under the Sixth Council Directive of the Council of the European Communities (77/388/EEC) ("the Directive") or under any rule, regulation, order or instrument authorised to be made by VATA or by the Directive or any identical or substantially similar tax which may replace such value added tax; and

17.1.3        "VATA" means the Value Added Tax Act 1994.

17.2          The Sellers jointly and severally warrants to the Purchaser that:

17.2.1        each of them is a taxable person within the meaning of VATA;

17.2.2 part XV of the Value Added Tax Regulations 1995 (SI 1995 No 2518) does not apply to the whole or any part of the Sale Assets;

17.2.3 it has used the Sale Assets in the course or furtherance of the Business;

17.3          The Purchaser warrants to the Sellers that:

17.3.1 as soon as possible after Completion, it will become a taxable person within the meaning of VATA;

17.3.2 it intends to use the Sale Assets in the course or furtherance of a business of the same kind as the Business;

17.4 The Sellers and the Purchaser have entered into this Agreement on the understanding and in the belief that the transaction contemplated by it will constitute the transfer of the Business to the Purchaser as a going concern within the meaning of article 5 Value Added Tax (Special Provisions) Order 1995 (SI 1995 No.
              1268).

17.5 The Sellers and the Purchaser shall give notice or shall procure that notice is given of the transfer of the Business to H.M. Customs and Excise as required by paragraphs 11 or 12 of Schedule 1 of VATA or by regulation 5 of the Value Added Tax Regulations 1995 or as otherwise required by law.

17.6 The Seller and the Purchaser shall agree a form of letter to be sent by the Sellers to HM Customs and Excise under Section 49(1)
              (b) of the VATA seeking confirmation that the Sellers are permitted to keep all records referred to in that section relating to the Business.

17.7 The Sellers shall for a period of not less than 6 years from Completion (or any longer period required by paragraph 6 Schedule 11 VATA) preserve the records referred to in section 49(1) (b) of the VATA in relation to the Business and, upon reasonable notice during normal business hours, make them available to the Purchaser or its agents.

17.8 If the Sellers shall be assessed to VAT in respect of or in connection with the transaction contemplated by this Agreement, the Purchaser will forthwith upon receiving written notice to that effect together with a valid VAT invoice from the Sellers pay to the Sellers the amount of any VAT so assessed in addition to any other consideration given by the Purchaser under the terms of this Agreement.

18.           NATURE OF OBLIGATIONS
              ---------------------
18.1 Each of the obligations, warranties and indemnities entered into or made by or on behalf of any of the parties to this Agreement (excluding any obligation fully performed at Completion) shall continue in full force and effect notwithstanding Completion taking place.

18.2 The rights and remedies of the Purchaser in respect of a breach of any provision of this Agreement shall not be affected by Completion or by whether the matters constituting such breach or other matters were known or could have been known by the Purchaser prior to Completion and no such actual or constructive knowledge shall in any way constitute a waiver of any of the Purchaser's rights.

18.3 Any right or remedy of the Purchaser in respect of a breach of any provision of this Agreement shall be in addition and without prejudice to all other rights and remedies of the Purchaser and the exercise or failure to exercise or any delay in exercising any such right or remedy shall not constitute a waiver or by the Purchaser of that or of any of its other rights or remedies.

18.4 Each of the parties rights or remedies under this Agreement or arising at law are cumulative so a reference to or the exercise of one remedy does not affect any of the others and a party's failure to exercise or a delay in exercising its rights or remedies will not operate as a waiver or prevent any further exercise.

18.5 None of the parties' rights or obligations referred to in this Agreement may be assigned or transferred to any other person without the written consent of the other parties to this Agreement.

19.           GUARANTEE
              ---------
19.1 In consideration of the Sellers entering into this agreement the Purchaser's Guarantor, at the request of the Purchaser, hereby unconditionally guarantees to the Sellers the due and punctual performance and observance by the Purchaser of all the Purchaser's obligations and the punctual discharge by the Purchaser of all the Purchaser's liabilities to the Sellers contained in or arising under this Agreement

19.2 If the Purchaser shall make default in the payment when due of any amount payable to the Sellers under this agreement the Purchaser's Guarantor shall forthwith on demand by the Sellers unconditionally pay to the Sellers in the manner prescribed in this Agreement an amount equal to the amount payable by the Purchaser.

19.3 As an independent and primary obligation, without prejudice to clause 19.1 the Purchaser's Guarantor hereby unconditionally and irrevocably agrees to indemnify and keep indemnified the Sellers against the failure of the Purchaser to comply with any of its obligations or discharge any of its liabilities under this agreement or by reason of the Purchaser not being at any time, or ceasing to be, liable in respect of the obligations and liabilities purported to be assumed by it in accordance with the express terms of this Agreement.

19.4 The guarantee and indemnity contained in this clause shall be a continuing guarantee and indemnity and shall continue in full force and effect until all liabilities or purported liabilities of the Purchaser arising under, and all monies owing or payable or purported to be owing or payable by the Purchaser under this agreement or arising from any termination of this agreement, have been paid, discharged or satisfied in full notwithstanding any insolvency of the Purchaser or any change in the status of the Purchaser.

19.5 The Purchaser's Guarantor shall not be exonerated or discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever, or by any other indulgence being given to the Purchaser or by any variation of the terms of this agreement or by any act, thing, or omission or means whatever which, but for this provision, might operate to exonerate or discharge the Purchaser's Guarantor from its obligation under the guarantee and indemnity contained in this clause 19.

19.6 The obligations of the Purchaser's Guarantor shall be in addition to and independent of all other security which the Sellers may at any time hold in respect of any of the obligations of the Purchaser under this Agreement.

19.7 The Purchaser shall use all reasonable endeavors to procure that as soon as reasonably practicable after Completion the Sellers and each member of the Sellers' Group shall be released from all such guarantees and indemnities given by them or any of them (other than under this Agreement) in respect of the Business and of which material details are contained in the Disclosure Letter and pending such release the Purchaser shall with effect from the Completion Date indemnify the Sellers and each member of the Sellers' Group and keep each of them fully and effectively indemnified from and against all liabilities in connection therewith.

20.           GENERAL
              -------
20.1 Any sums not paid by the Sellers or the Purchaser in accordance with this Agreement shall bear interest (which shall accrue from day to day after as well as before judgment) at the annual rate of 4 percentage points above the base rate of the Royal Bank of Scotland plc from time to time from the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly and paid by the Sellers or the Purchaser as relevant on demand.

20.2 This Agreement together with any other documents which this Agreement expressly requires shall be signed shall constitute the entire understanding and agreement between the parties to it in relation to the subject matter of this Agreement.

20.3 No announcement concerning this Agreement by any party shall be made without the consent of the other parties.

20.4 Any variation of this Agreement shall be binding only if it is recorded in a document signed by or on behalf of the parties to this Agreement.

20.5 Each party shall pay its own costs in relation to the negotiations leading up to the sale of the Business and to the preparation, execution and carrying into effect of this Agreement and of all the other documents referred to in it.

20.5.1 This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart.

20.5.2 Each counterpart shall constitute an original agreement but all the counterparts together shall constitute one and the same instrument.

21.           COMMUNICATIONS
              --------------
21.1 All communications between the parties with respect to this Agreement shall be in writing and delivered by hand or sent by first-class pre-paid post, or facsimile telecopier ("fax") to the address of the addressee as set out in clause 21.3, or to such other address or fax number in England as the addressee may from time to time have notified for the purposes of this clause.

21.2          Communications shall be deemed to have been received:-

21.2.1        if delivered by hand, on the day of delivery;

21.2.2 if sent by first class post, two business days after posting exclusive of the day of posting;

21.2.3 if sent by fax at the time of transmission or, if the time of transmission is not during the addressee's normal business hours, at 9.30 a.m. on the next business day;

21.3          Communications addressed to the Sellers shall be sent to:


                  The Priory, Cosgrove, Milton Keynes, MK19 7JJ


                  Fax No.  01908 265534


                  and marked for the attention of The Finance Director,;


                  Communications addressed to the Purchaser shall be sent to


                  Forest House, 3-5 Horndean Road, Bracknell, Berkshire RG12 0XQ


                  Fax No.  01344 305 245


                  and marked for the attention of "The Company Secretary".

21.4          In proving service:-

21.4.1 by delivery by hand, it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

21.4.2 by post, it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause; and

21.4.3 by fax it shall be necessary only for the communication or a confirmatory letter to have been delivered by hand or sent by first class post on the same day but failure of the addressee to receive such confirmation shall not invalidate the relevant communication deemed given by fax.

22.           PROPER LAW
              ----------
22.1 This Agreement shall be governed by English Law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts.

22.2 The Sellers irrevocably nominates and instruct the Sellers' Solicitors and the Purchaser irrevocably nominates and instructs the Purchaser's Solicitors to receive service of any notice or proceedings required to be serviced upon or given to them or any of them pursuant to this Agreement.

23.           RIGHTS OF THIRD PARTIES
              -----------------------
              A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

24.           CERTIFICATE OF VALUE
              --------------------
              It is hereby certified that the transactions hereby effected by this Agreement do not form part of a larger transaction or series of transactions in respect of which the amount or value, or aggregate amount or value, of the stampable consideration exceeds (pound)60,000

25.           STAMP DUTY
              ----------
              All stamp duty payable on or in relation to this Agreement or any counterpart or duplicate of this Agreement or any other document produced with a view to or for the purpose of carrying it into effect or for transferring the Assets is for the sole account of and will be paid by the Purchaser together with any interest payable under section 15B Stamp Act 1891.

FIRST SCHEDULE


WARRANTIES
----------

Part 1
------
GENERAL
-------

1.1 Together the Sellers have the beneficial and legal ownership of the Sale Assets and are entitled to sell them to the Purchaser free from all liens options, claims or other third party rights, charges and encumbrances without the consent of any third party and the Sellers have full power and authority to enter into this Agreement and the other documents to be executed in connection with it.


1.2 The Sellers have complied with all requirements of the Data Protection Act 1998 in relation to the Business.


1.3 The Sellers have never been a party to any transaction involving any of the Sale Assets to which the provisions of Sections 238 to 246 (inclusive) of the Insolvency Act 1986 may be applicable.


1.4 No order has been made or petition presented or resolution passed for the winding up or administration of the Sellers, no receiver or administrator or administrative receiver has been appointed or could lawfully be appointed by any person of the Business or any Sale Assets, the Sellers are not insolvent and have not stopped payment and are not unable to pay their debts (within the meaning of section 123 of the Insolvency Act 1986) and the Sellers are capable of meeting their liabilities as and when they fall due and for the foreseeable future.


Part 2
------
THE ACCOUNTS
------------


2.1               The Accounts

                  The Accounts:-


2.1.1 have been prepared in accordance with the historical cost convention;


2.1.2 comply with the requirements of the Companies Act, all other relevant statutes, all relevant SSAP's, all pronouncements issued or adopted by the Accounting Standards Board Limited and other generally accepted accounting practices applicable to a United Kingdom company and have been audited in accordance with the Auditing Standards issued by the Auditing Practices Board;

2.1.3 have been prepared on the same bases and policies of accounting as the published consolidated statutory accounts of the Sellers' Group for the preceding three accounting reference periods (and in particular there has been no change in any practice or policy or in any methods or bases of valuation or any accountancy treatment relating to the keeping of any such accounts);


2.1.4 give, a true and fair view of the state of affairs of the Sellers' Group at the Balance Sheet Date and of its profit or loss for the financial period ended on the Balance Sheet Date; and


2.1.5             are not affected by any extraordinary or non-recurring items.


2.2               Accounting records

                  All accounts, books, ledgers, financial and other records of whatsoever kind relating exclusively to the Business are in the possession or under the control of the Sellers and so far as is relevant have been kept and completed in accordance with section 221 of the Companies Act or, in the case of such accounts, books, ledgers, financial and other records of whatsoever kind relating exclusively to the Business as carried on in the US or France, in accordance with the nearest applicable local standard.


2.4               Management Accounts

                  The Management Accounts for the period from the Balance Sheet Date to 30 April 2003 have been prepared by the Sellers (as relevant) with due care and in a manner that is not materially inconsistent with the same accounting policies adopted for the Accounts and do not materially misstate the affairs and profit or loss of the Business as at the date and for the period in respect of which they have been prepared and are not affected by any exceptional or non-recurring items and do not contain any untrue statement of a material fact; but they have not been prepared on a statutory basis nor have they been audited and nor do they address taxation in any form or disposals of a capital nature.


Part 3
------
FIXED AND CURRENT ASSETS
------------------------

3.1               Ownership of assets

                  Between them, the Sellers have sole ownership with good title free from all liens, charges, encumbrances, options or claims or other third party rights (including any hiring, licensing or rental agreements or reservations of title) of all the Sale Assets and the Sellers have not agreed to create or grant any lien, charge, option or other encumbrance over any of the Sale Assets.

3.2               Assets used in the Business

                  The Sale Assets together with any assets held under any hire or hire purchase rental or leasing agreement that are used in relation to the Business (the material details of which are contained in the Disclosure Letter) constitute all the assets which are necessary for the continuation of the Business as now carried on by PS; and none of the Sellers' Associates (other than PS, PH or Pericom Software Inc. as regards the US Assets) owns leases, hires or otherwise has possession or control of any assets which are used in relation to the Business as now carried on by PS.


Part 4
------
INFORMATION TECHNOLOGY AND INTELLECTUAL PROPERTY
------------------------------------------------

                  Computer Equipment
                  ------------------

4.1 The Sellers have in force maintenance contracts for all items of computer hardware (including operating systems) which are used exclusively in relation to the Business and there is no reason to believe that these maintenance contracts will not be renewed by the other contracting party upon their expiry (if so required by the Purchaser) upon substantially similar terms to those now applicable.

4.2 The Sellers did not suffer any failures or breakdowns of or bugs in the computer hardware which are now used exclusively in relation to the Business during the year preceding the date of this Agreement.

4.3 Where relevant the Sellers have operated all items of computer hardware which are used exclusively in relation to the Business materially in accordance with the manufacturers recommendations including (without limitation) any recommendations as to environmental conditions and power supply.

4.4 The Sellers have taken reasonable precautions to preserve the availability confidentiality and integrity of the computer systems which are used exclusively in relation to the Business.

4.5 The Sellers are not aware of any case where unauthorised access to the computer systems which are used in relation to the Business has taken place, or where any of the software or data in those computer systems has been modified without the Sellers' express authority or where fraud has been committed against the Sellers by use or abuse of the computer systems used in relation to the Business.


                  Computer Software
                  -----------------

4.6 The following defined terms shall have the following meanings:-

                  "Software" means the computer software owned by the Sellers and used exclusively in relation to the Business the material details of which have been disclosed in the Disclosure Letter and all programs and data in such software and all manuals and operator guides relating to such software;

                  "Third Party Software" means the computer software licensed to the Sellers and used exclusively in relation to the Business the material details of which have been disclosed in the Disclosure Letter (each a "Software Licence") including all programs and data in such software and all manuals and operator guides relating to such software; and

                  "Source Codes" means the source codes which are included in or relate to the Software deposited on magnetic media, all information in human readable form necessary to enable a reasonably skilled programmer or analyst to maintain or enhance the Software without the assistance of any other person;

4.6.1 The Software and the Third Party Software is all the computer software owned, used required to be used in the Business as currently carried on or supplied by the Sellers in relation to the Business otherwise than is required in relation to back office support and for accounting purposes.

4.6.2 The Sellers have in force software support contracts for all items of Third Party Software, the material terms of which have been disclosed in the Disclosure Letter and there is no reason to believe that these software support contracts will not be renewed by the other contracting party upon their expiry (if so required by the Purchaser) upon substantially similar terms to those now applicable.

4.6.3 The Sellers did not suffer any failures or bugs or breakdowns of the Software or the Third Party Software during the year preceding the date of this Agreement.

4.6.4 None of the Sellers' employees or independent contractors involved in the development of the Software were, during the period of such development, under any obligation to any third party (whether in relation to any previous service contract or contract for services or otherwise) which would or might have an adverse effect on the Sellers' claim to ownership of the Software or the Source Codes of the Software.

4.6.5 The Sellers have complied in all respects with all its legal obligations pursuant to any arrangements which require the Sellers to develop or supply any of the Software or supply the Third Party Software. In particular, to the extent relevant any Software or Third Party Software so developed or supplied conforms in all material respects to the specifications contained or referred to in the relevant arrangement and is capable in all respects of performing the principal tasks and functions for which it has been developed or supplied.

4.6.6 The Sellers are not aware of any failure to exercise all reasonable care and skill in the development of the Software.

4.6.7 The manuals and operator guides relating to the Software and the Third Party Software are sufficient to enable the Purchaser to make full and proper use of the Software and the Third Party Software in accordance with its intended purpose.

4.6.8 The Sellers own and are in possession of up to date and accurate copies of the Source Codes of the Software. The Sellers are either in possession of up to date and accurate copies of the source codes of the Third Party Software or have in force escrow agreements in respect of such source codes the material terms of which have been disclosed in the Disclosure Letter and such agreements are enforceable by the Seller in accordance with their terms and there has not been any default that would entitle a party to terminate the relevant licence (or any event which with notice or lapse of time or both would constitute such a default) under any of them by the Sellers or so far as the Sellers are aware by any party to such agreements.

4.6.9 The Software Licences authorise the Sellers to use the computer software that is not owned by the Sellers but which is used by them exclusively in relation to the Business (other than software that is required for back office and accounting functions) in the ways in which they are in fact used or are required to be used in relation to the Business as it is now carried on.

4.6.10 The Software Licences are enforceable by the Sellers in accordance with their terms and there has not been any default that would entitle a party to terminate the relevant licence (or any event which with notice or lapse of time or both would constitute such a default) under any of them by the Sellers or so far as the Sellers are aware by any other party to such Software Licences.

4.7 All the Software and Third Party Software (including all programs and data in such software) used by the Sellers in relation to the Business is reliable and readable in all material respects. All media on which such software is stored are in good readable condition and contain no programs or data which are either intended to or so far as the Sellers are aware which are likely to have the effect of modifying, deleting or otherwise impairing such software (or any of the programs or data in such software).

                  Intellectual Property
                  ---------------------

4.8               In this paragraph 4.8:-

                  "Licensed Rights" means the Intellectual Property Rights not owned by the Sellers but used or required to be used in the Business as it is now carried on by the Sellers in relation to the Business including the Intellectual Property Rights in the Third Party Software and the source codes of the Third Party Software;

                  "Listed Intellectual Property Rights" means the Intellectual Property Rights which are listed in the Disclosure Letter.

4.8.1 The Listed Intellectual Property Rights are all the Intellectual Property Rights owned by the Sellers that are used in relation to the Business apart from any know-how or confidential information and the Intellectual Property Rights in the Software and the Source Codes of the Software.

4.8.2 The details of the Listed Intellectual Property Rights which are contained in the Disclosure Letter are true and accurate.

4.8.3 The Sellers have a licence to use the Licensed Rights. All such licences are in full force and effect, the terms of such licences have been disclosed in the Disclosure Letter and such licences are enforceable by the Seller in accordance with the terms and there has not been any default (or any event which with notice or lapse of time or both would constitute such a default) under any of them by the Sellers or by any other party to such licences.

4.8.4 Together the Sellers have beneficial ownership of the Listed Intellectual Property Rights and the Intellectual Property Rights in the Software and the Source Codes of the Software, free from liens, charges and encumbrances, each of such rights is valid and enforceable and none of them is being claimed, opposed or attacked by any other person.

4.8.5 The Sellers do not use any of the Listed Intellectual Property Rights or any of the Intellectual Property Rights in the Software and the Source Codes in respect of which either of the Sellers has been registered as proprietor other than in the countries where either of them been registered as proprietor and other than in relation to the goods and services specified in the relevant part of the Disclosure Letter.

4.8.6 So far as the Sellers are aware (no enquiry having been made of such matters) none of the Listed Intellectual Property Rights is being used by any other person and none of the Intellectual Property Rights in the Software and the Source Codes of the Software are being used by any other person other than in accordance with the terms of licences granted by or on behalf of the Sellers.

4.8.7 All formulae, processes and other information forming a material part of the Listed Intellectual Property Rights and the Intellectual Property Rights in the Software (including in each case know-how and confidential information) are adequately documented and to the extent that they are confidential or material to the Business have not been (and nor is there any agreement that they will be) disclosed to any third party save under terms of confidentiality.

4.8.8 All documents material to the title to any Listed Intellectual Property Rights and the originals of all licences to the Licensed Rights are in the possession of the Sellers.

4.9 So far as the Sellers are aware the Business as now carried on does not and is not likely to infringe any Intellectual Property Rights of any other person or give rise to a liability to pay compensation pursuant to sections 40 and 41 Patents Act 1977.

4.10.1 So far as the Sellers are aware no right has been granted by or on behalf of the Sellers to any person to do any thing which would infringe the Listed Intellectual Property Rights.

4.10.2 So far as the Sellers are aware no right has been granted by or on behalf of the Sellers to any person to do any thing which would otherwise infringe the Intellectual Property Rights in the Software and the Source Code otherwise than by way of a non-exclusive licence to use the Software granted on a commercial basis in the ordinary course of the Business.

4.10.3 The terms of any licence granted by or on behalf of the Sellers to use the Software have been disclosed in the Disclosure Letter and such licences are enforceable by the Seller in accordance with their terms and there has not been any default that would entitle a party to terminate a licence (or any event which with notice or lapse of time or both would constitute such a default) under any of them by the Sellers or so far as the Sellers are aware by any other party to such licences.

4.10.4 Every copy of the Software supplied pursuant to the licences referred to in paragraph 4.10.3 has included appropriate copyright notices and effective protection against copying and against access to the Source Codes of the Software.

Part 5
------
FINANCIAL POSITION AND PROSPECTS
--------------------------------

5.1               Events since the Balance Sheet Date

                  Since the Balance Sheet Date:-


5.1.1 there has been no material adverse change in the financial or trading position of the Business;


5.1.2 the business of the Business has been carried on in the ordinary and normal course, without any material alteration in its nature, conduct, scale, scope or manner and no unusual or abnormal contract differing materially from the ordinary contracts necessitated by the nature of the Business has been entered into;


5.1.3             there has been no material change in:-


5.1.3.1 the manner or time of payment of creditors or the issue of invoices or collection of debts; or

5.1.3.2           the policy of reserving for debtors;

5.1.4 no substantial customer or supplier of the Sellers in relation to the Business (being a customer or supplier who, during the period covered by the Accounts accounted for more than 5% of the invoice value of all of the fees earned, or payments made, by the Seller in relation to the Business) has ceased or substantially reduced its dealings with the Sellers;

5.1.5 no asset has been acquired or disposed of or has been agreed to be acquired or disposed of (save for assets acquired or disposed of in the ordinary and normal course of business on arm's length terms) and no contract involving expenditure by it on capital account has been entered into by the Sellers in relation to the Business;


5.1.5 the Seller has not paid or become liable to pay in relation to the Business any management, service or other such charges to any person with whom the Seller is connected (within the meaning of section 839 Taxes Act) other than in respect of goods and services supplied in the ordinary and normal course of business on commercial terms;


5.1.7 the Sellers have in relation to the Business neither disbursed nor received any cash except in the ordinary and normal course of the Business and all amounts received by or on behalf of the Sellers in relation to the Business have been deposited with its bankers and appear in the appropriate books of account; and


5.1.8 the Sellers have not made any loans or incurred any borrowings in relation to the Business except in the ordinary and normal course of the Business.


5.2 No OEM Sales Revenue has been collected by or on behalf of the Sellers referable to the period since the Effective Date.

Part 6
------
TAXATION
--------

6.1 All returns, computations and payments which should be or should have been made by the Sellers for any fiscal purpose relating to the Business have been prepared on a proper basis and submitted within the prescribed time limits and are up to date and correct and none of them is now the subject or likely to be the subject of any dispute with the Revenue and will not give rise to any disallowance of relief, forfeiture, loss of allowance or credit, assessment, adjustment or set off (including any claim for interest on unpaid tax) by the Revenue.

6.2 All income tax under the PAYE system and payments due in respect of Employees' contributions to National Insurance and graduated state pension have been deducted from salaries, wages and bonuses paid by the Sellers and (together with any employer's contribution) have been duly paid by the Sellers to the appropriate authority in the appropriate number and proper records thereof have been maintained.

6.3 All Taxation required to be deducted at source from sub-contractors and similar parties engaged or employed by the Sellers for the Business has been so deducted and accounted for to the Revenue.

6.4 So far as the Sellers are aware the Sellers have at all times kept all material records, invoices and other documents required for the purposes of any legislation relating to Taxation in respect of the Business.

6.5 No circumstances exist whereby any power within section 212 Inheritance Tax Act 1984 could be exercised in relation to any of the Sale Assets.

6.6 There is no Inland Revenue charge over any of the Sale Assets outstanding for unpaid inheritance tax as provided by section 237 and 238 Inheritance Tax Act 1984.

6.7 The Inland Revenue has not agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Business, whether in respect of benefits provided to its officers or employees, the valuation of its stock, depreciation of its assets or any administrative or other matter whatsoever.

6.8 All stamp duty and stamp duty reserve tax in relation to the Sale Assets has been paid and there is no liability to any penalty in respect of such duty or tax.

6.9 None of the Employees has any interest in or right to any readily convertible asset (as defined in section 203F Taxes
                  Act) in respect of which the Sellers or the Purchaser may have a liability to account for income tax under the PAYE system or national insurance contributions.

6.10 All of the Plant and Equipment constitutes machinery or plant within the meaning of the Capital Allowance Act 2001 ("CAA") and none of the other Sale Assets constitutes such machinery or plant.

6.11 There is not, and there are no circumstances which could give rise to, any dispute between the Sellers and any other person as to the entitlement to capital allowances in respect of the Sale Assets under sections 172 to 204 CAA.

6.12 There is set out in the Disclosure Letter with express reference to this warranty full details of those Sale Assets which comprise long life assets within the meaning of Section 91 CAA and in respect of each whether or not expenditure was incurred by the Vendor or an Associate before 26 November 1996, or after that date but in pursuance of a contract entered into before 26 November 1996, and on which the Vendor or an Associate has claimed, and was entitled to claim, capital allowances under Part II CAA.

Part 7
------

CONTRACTS AND COMMITMENTS
-------------------------

7.1               Subsisting contracts

                  The Disclosure Letter contains material details of the Contracts.

7.2               Insider contracts


7.2.1 No Associates of the Sellers nor any person in which any of them has or had any interest (direct or indirect, either solely or jointly with any other party and whether as shareholder, employee, director, consultant or otherwise) has a trading relationship or other type of transaction or arrangement with the Sellers in relation to the Business.


7.2.2 The Sellers, in relation to the Business, are not a party to, nor have the profits or financial position of the Business during the three years prior to the date hereof been affected by, any contract or arrangement which is not of an entirely arms-length nature made on open market terms.


7.3               Rebates and similar arrangements


                  The Disclosure Letter contains:-


7.3.1 material details of all rebates, allowances and other special terms or similar arrangements offered or granted to the Sellers in relation to the Business by any person or in respect of insurance and other commissions; and


7.3.2 material details of the policy and practice of the Sellers in relation to the Business with respect to the offer or grant by them to any of its clients of any other special terms.


7.4               Defaults, etc


7.4.1 So far as the Sellers are aware (no enquiry having been made of such matters), none of the legal obligations owed by any third party to the Sellers in relation to the Business is unenforceable and so far as the Sellers are aware, no event has occurred as regards the Sellers which would entitled any third party to terminate any contract or benefit enjoyed by the Sellers in relation to the Business.


7.4.2 So far as the Sellers are aware (no enquiry having been made of such matters), neither the Sellers nor any other party to any written agreement with the Sellers in relation to the Business is in default to any material extent thereunder and there are no circumstances likely to give rise to such a default.


7.5               Professional Negligence


7.5.1 No proceedings in relation to any allegations of negligence in the course of advising or acting on behalf of any client have been issued against the Sellers in relation to the Business in last 6 years.


7.6               Product liability


7.6.1 So far as the Sellers are aware, the Sellers have not manufactured, sold or supplied products in relation to the Business which were when delivered in any material respect faulty or defective or which, do not comply in any material respect with any warranties or representations expressly or impliedly made by the Sellers or with all applicable laws and for the purposes of this clause have not received notification that any such products have become in any material respect faulty or defective.

7.6.2 The Sellers are not in relation to the Business subject to any liability or obligation (save as may be implied by law) to service, repair, maintain, take back or otherwise do (or not do) anything in respect of any goods that have been delivered by the Sellers in relation to the Business.


7.7               Relationships with third parties


7.7.1 No customer or supplier of the Business is, so far as the Seller is aware (no enquiry having been made of such matters), likely to cease to deal or otherwise substantially reduce its dealings with the Business during the period of the twelve calendar months following Completion; and in particular no customer or supplier has informed the Sellers that during that period it will terminate (or decline to renew) any agreement which it has made with the Sellers.


7.7.2 So far as the Sellers are aware, (no enquiry having been made of such matters) there is no Contract which will be determined or under which any right of the Sellers will be materially adversely affected by reason of the sale of the Business to the Purchaser or the implementation of any provision of this Agreement.


Part 8
------

OFFICERS AND EMPLOYEES
----------------------

8.1               Details


                  The Disclosure Letter contains an accurate and complete list of all officers and Employees of the Seller who are engaged in the Business as at Completion, showing in relation to each such person:


8.1.1 all remuneration (including bonuses and commissions) payable and other benefits provided or which the Seller is bound to provide to him either now or in the future together with a note of any increases which have been agreed with him;


8.1.2             his job title;


8.1.3 the notice that either party to the Employee's contract of employment is required to give pursuant to such contract of employment; and


8.1.4 his date of birth, the date on which he commenced employment with the Business and the period of notice to which he is entitled.

8.2               Terms of employment and consultancy


                  The Disclosure Letter contains true, complete and accurate copies (incorporating all the terms which currently apply or a memorandum of such terms) consultancy agreements and letters of engagement which have been made with each consultant of the Seller engaged in the Business.


8.3               Termination of employment


                  No Employee has given (or, so far as the Sellers are aware intends to give) notice nor has the Seller given (or intends to give) notice to terminate any Employees employment as a consequence of the sale of the Business.


8.4               Claims by or against employees


8.4.1 The Sellers have not during the last 10 years brought or defended any legal proceedings or arbitration with or against any Employee or other employee or former employee or with or against any trade union or employee representative representing some or all of such employees of the Sellers employed in relation to the Business.


8.4.2 The Sellers are not aware that any Employee or former employee of the Sellers employed in the Business has or intends to bring any claim arising from the termination of any of the Employees' or such former employees' employment including for unfair dismissal, for a redundancy payment or unpaid notice or otherwise and no gratuitous payment has been made or promised by the Sellers in connection with the termination or proposed termination of employment of any such past or present director or employee.


8.4.3 No order has been made in the last 10 years for the reinstatement or re-engagement of any of the Employees.


Part 9
------

PENSIONS
--------

9.1 Other than the Main Scheme, the Stakeholder Pension Scheme and the GPPP (together "the Pension Schemes") the Seller has never sponsored, participated in or contributed to any arrangement (whether or not closed, funded or approved) for providing pension or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any director or employee engaged in the Business (together "Employees"), nor has it agreed or announced any proposal to enter into or establish any such arrangement.

9.2 All particulars of the Pension Schemes required to permit the Purchaser to form a true and fair view of the benefits (including contingent benefits) provided, or to be provided, to Employees under the Pension Schemes and the Sellers' obligations in relation to them have been disclosed to the Purchaser.


9.3               (a)  There are no practices relating to benefits from the
                       Pension Schemes which might affect the rights and expectations of Employees and are not reflected in the documentation disclosed to the Purchaser.


                  (b) No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Employee about the continuation of the Pension Schemes or any alteration to or exception from their terms or the increase or improvement of benefits or the exercise of any discretion.


9.4 No discretion or power has been exercised (or practice followed) under the Pension Schemes to:


                  (a) augment benefits (whether in relation to early retirement, pension increases or otherwise);


                  (b) admit to membership a person who would not otherwise have been eligible for admission to membership;


                  (c) admit to membership a person on terms which provided for or envisaged the payment of a transfer value or a transfer of assets from another scheme to the Pension Scheme in a case in which the payment or transfer has not been made in full;


                  (d)  provide a benefit which would not otherwise be provided;
                        or


                  (e) pay a contribution which would not otherwise have been paid.


9.5 The Main Scheme, the Stakeholder Pension Scheme and the GPPP only provide money purchase benefits, as defined in section 181 of the Pension Schemes Act 1993. No assurance, promise or guarantee has been made or given to an Employee of a particular level or amount of benefit to be provided for on in respect of him under those schemes on death, retirement or leaving service.


9.6 The Main Scheme, the Stakeholder Pension Scheme and the GPPP are approved under Chapter IV, Part XIV of the Taxes Act and there is no matter which might give the Inland Revenue reason to withdraw such approval.


9.7 No employments of Employees are capable of being contracted out in relation to the Main Scheme

9.8 There are no civil, criminal, arbitration, administrative or other proceedings or disputes (which includes, without limitation, contact with OPRA or OPAS or the Pensions Ombudsman) concerning the rights of Employees, their families and dependants under the Pension Schemes and none is pending or threatened. The Seller is not aware of a matter which might give rise to a proceeding or dispute of that type.


9.9 The Sellers have complied with its duty to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999 and, in particular, all employers of Employees have:


                  (a) after appropriate consultation, designated one or more stakeholder schemes for relevant employees;


                  (b) supplied information about the designated scheme to relevant employees;


                  (c) allowed the scheme representatives reasonable access to relevant employees; and


                  (d) deducted and paid over employee contributions to the designated scheme.


9.10 No Employee has been excluded from membership of any Pension Scheme or provided with different benefits under a Pension Scheme because of their sex or because they are or were employed on a part-time basis and no transfer payment has been received in respect of any Employee from another pension arrangement which provided different benefits for such a reason nor has the pensionable remuneration of an Employee been calculated by reference to a set off or deduction.


9.11 All contributions, (including fees, charges and expenses of whatever nature) which are payable by the employers of Employees under the Pension Schemes and all contributions due from Employees have been duly made and remitted and those employers have fulfilled all their obligations in respect of the Pension Schemes.


9.12 Each benefit (except a refund of contributions) payable under the Pension Schemes on the death of an Employee or during periods of sickness or disability of the Employee is, at the date of this Agreement, fully insured under a policy effected with an insurance company of good repute. Each Employee has been covered for that insurance by that insurance company at its usual rates and on its usual terms for person in good health and all insurance premiums payable have been paid.


9.13 The Seller hereby confirms that in relation to the Main Scheme no debt has fallen, or will fall due, under section 75 of the Pensions Act 1995, as a result of the transfer of Employees from the Sellers to the Purchaser.

9.14              Definitions


                  In this Part 9 the following words have the following meanings:

                  "the Main Scheme" means The Blakelands Pension Scheme established by a trust deed dated 18 January 1983 and currently governed by a definitive trust deed dated 17 April 1996;

                  "the Stakeholder Pension Scheme" means the Pericom Stakeholder Pension Scheme established on 1 February 2002;

                  "the GPPP" means the Pericom Group Personal Pension Plan established on 28 June 1990.


Part 10
-------

LITIGATION AND LEGAL PROCEEDINGS
--------------------------------

10.1              Defaults by the Business

                  The Sellers are not and since the Balance Sheet Date have not been in relation to the Business:-

10.1.1 liable to any fine or penalty as a result of committing or omitting to do any act or thing which could give rise to such a liability; or

10.1.2 subject to any order or judgment given by any Court or government agency and has not been party to any undertaking or assurance given to any Court or governmental agency which is still in force.

10.2              Legal Proceedings

                  The Sellers are not engaged (and so far as the Sellers are aware, there are no circumstances likely to lead to the Sellers becoming engaged) in relation to the Business in any legal proceedings (civil or criminal) or arbitration as plaintiff, defendant or otherwise howsoever except as plaintiff in normal debt collection and in respect of which the aggregate amount of debts due to the Sellers and for which the Sellers are engaged or likely to become engaged in proceedings prior to Completion does not exceed (pound)5,000).

10.3              Personal injury claims

                  There are no claims pending or threatened, or so far as the Sellers are aware, capable of arising against the Sellers in relation to the Business by an employee or third party in respect of any accident or injury which are not fully covered by insurance.

10.4              Demands to pay


                  No demand has been served upon the Sellers under section 103 of the Insolvency Act 1986 and the Seller has not received notice (whether formal or informal) from any lenders of money to the Sellers requiring repayment or intimating the enforcement by such lenders of any security which they may hold over any assets of the Sellers and so far as the Sellers are aware, there are no circumstances likely to give rise to any such notice being given.


10.5              Compliance with Laws

                  So far as the Sellers are aware, the Sellers in relation to the Business have conducted their corporate affairs in accordance with their respective memoranda and articles of association, and materially in accordance with all applicable laws and regulations of the relevant jurisdictions, and so far as the Sellers are aware (no enquiry having been made of such matters), there is no violation of or default with respect to any statute, order, decree or judgment of any court or any governmental authority in any jurisdiction in which it operates or which applies to the Business, or any part of it.

SECOND SCHEDULE

PROPERTY PROVISIONS

Provisions Relating to the Property



Additional Definitions


              "Property" means the Stables Cosgrove Milton Keynes Bucks as more particularly described in the Lease

              "Court Order" means an order of the Court excluding the Lease from the provisions of Sections 24 to 28 inclusive of the Landlord and Tenant Act 1954

              "Landlord" means the landlord from time to time under the Superior Lease

              "Landlord's Consent" the consent of the Landlord to the grant of the Lease

              "Rent Payment Day" shall mean the rent payment dates under the Lease

              "Superior Lease" the lease of the Property dated 20th February 2002 between R Cragg C J Baker J Stephenson and GAM Trustees Limited and (2) the Sellers


1. Subject to the obtaining of the Landlord's Consent and the grant of the Court Order the Sellers shall grant and the Purchasers shall accept the Lease.

2. The Sellers shall use all reasonable endeavours (but not so as to require them to apply to the Court for a declaration that the licence is being unreasonably withheld) to obtain, and will pay the incidental costs for, the Landlord's Consent and the Purchaser shall provide full co-operation and assistance in obtaining the Landlord's Consent by supplying such information and references as may reasonably be required. The Purchaser will (if required) offer to covenant direct with the Landlord, to pay the rent and observe and perform the covenants contained in the Lease and provide such financial guarantees and/or rent deposit as the Landlord shall reasonably require.

3. The Sellers and the Purchaser shall immediately make an application to the Court for the Court Order in the prescribed form and shall use their respective reasonable endeavours to secure the grant of the Court Order.

4. Pending completion of the Lease the Purchaser shall be permitted to occupy the Property provided that:

4.1 any occupation shall be as licensee only until completion of the Lease;

4.2 from the date ("the date of occupation") on which the Purchaser takes occupation of the Property (for whatever purpose) the Purchaser shall be bound by and shall perform and observe the covenants conditions and other provisions of the Lease as if the Lease had been granted on the date of occupation and the Sellers shall be entitled (but not obliged) to terminate the licence for breach of any of those tenant's obligations; and

4.3 before the date of occupation the Purchaser shall pay to the Sellers all sums which are due to be paid on completion and a licence fee equivalent to the amount of the rent (apportioned on a daily basis) in respect of the period from the date of occupation to the Rent Payment Day next following.

5. If the Lease has not been completed by the Rent Payment Day next following the date of occupation or on any subsequent Rent Payment Day the Purchaser shall on such Rent Payment Day(s) pay to the Sellers a licence fee equal to the Rent which would have been payable on that date if the Lease had been completed.

6. If the licence hereby granted is terminated for any reason other than completion of the Lease the Purchaser shall immediately on the termination of the Agreement remove its belongings from the Property and if requested to do so by the Sellers shall reinstate the Property to its condition on the date of occupation.

7. If the Sellers are unable to obtain the Landlord's Consent and/or the Court Order has not been granted within 6 months of the date of this Agreement then either the Sellers or the Purchaser may (until such time as both such conditions have been satisfied) terminate their obligations under this Schedule [ ] (but without prejudice to any previously accrued rights of action or any other rights duties and obligations in this Agreement) by serving written notice on the other whereupon the licence hereby granted shall terminate forthwith and the Purchaser shall vacate the Property

8. Completion of the Lease shall take place 5 working days after the later of:

8.1 the obtaining of all necessary reversioner's licences as referred to in Paragraph 2 above; and

8.2           the granting of the Court Order,

              at which time the Licence hereby granted shall be terminated

9. A copy of the Superior Lease having been supplied to the Purchaser's Solicitors the Purchaser is deemed to have full knowledge of its contents and of any document referred to in it and shall raise no requisitions or objections in respect of them.

10. The Purchaser shall assume the right of the Sellers to grant the Lease and shall not require any evidence of or raise any objection or requisition or enquiry in respect of the Seller's title to the Property.

11.           The Sellers shall lease the Property with full title guarantee.

12. For the purpose of section 6(2)(a) of the Law of Property (Miscellaneous Provisions) Act 1994 ("the Act") all matters now recorded in registers open to public inspection are to be considered within the actual knowledge of the Purchaser.

13. The covenants that are implied by Sections 2 to 5 of the 1994 Act shall be modified so that the Sellers shall only be liable for these covenants if and to the extent that the failure of the Sellers to comply with them results from anything occurring during the period during which the Property shall have been owned by the Sellers.

14. The covenant by the Sellers under sections 3 and 4(1)(b) of the 1994 Act is modified so that the Sellers are not liable for any subsisting breach of a tenant's obligation under the Headlease relating to the state or condition of the Property

15. The Property is leased subject to and (where applicable) with the benefit of all matters mentioned in this Agreement and:

15.1 all local land charges, even if not registered before the date of this Agreement and all matters capable of registration as local land charges, even if not actually registered;

15.2 all notices served and orders, demands, proposals or requirements made by any Authority even if made after the date of this Agreement;

15.3 all actual or proposed orders, directions, notices, charges, restrictions, conditions and agreements and other matters arising under any legislation (of whatever nature) from time to time in force or any subordinate legislation, orders, regulations or bye-laws made under that legislation; and

15.4 all rights of way, drainage, watercourse, light, or other easements, or quasi, or reputed easements and rights of adjoining owners affecting the Property and all liability to repair or contribute to the cost of repairing roads, pavements, paths, ways, passages, sewers, drains, gutters, fences, and other like matters and the Landlord shall not be required to show the creation of or define or apportion any burden.

Signed on behalf of

PERICOM HOLDING PLC                         Ron Cragg
                                            -----------------------------------
Witness:                                    Alan de Saram, Solicitor
                                            -----------------------------------
                                            2 Sergeants Inn
                                            London





Signed on behalf of

PERICOM SOFTWARE PLC                        Ron Cragg
                                            -----------------------------------
Witness:                                    Alan de Saram, Solicitor
                                            -----------------------------------
                                            2 Sergeants Inn
                                            London





Signed on behalf of

NEOWARE UK LIMITED                          Keith D. Schneck
                                            -----------------------------------
Witness:                                    Alan de Saram, Solicitor
                                            -----------------------------------
                                            2 Sergeants Inn
                                            London





Signed on behalf of

NEOWARE SYSTEMS, INC                        Keith D. Schneck
                                            ------------------------------------
Witness:                                    Alan de Saram, Solicitor
                                            -----------------------------------
                                            2 Sergeants Inn
                                            London





EXECUTED AND DELIVERED                      Ron Cragg
                                            ----------------------------------
as a DEED at the date of                    Alan de Saram, Solicitor
this Agreement by RON CRAGG                 -----------------------------------
                                            2 Sergeants Inn
Witness:                                    London